Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q1 2021

May 6, 2021; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Vice President of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Koosh Patel	Deutsche Bank
Moshe Orenbuch	Crédit Suisse
Ronald Epstein	Bank of America Merrill Lynch
Ross Harvey	Davy
Vincent Caintic	Stephens Inc.

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Air Lease Q1 2021 Earnings Conference Call. (Operator Instructions) Please be advised, today's call is being recorded. (Operator Instructions)

I'd now hand -- like to hand the conference over to your speaker today, Mary Liz DePalma, Head of Investor Relations. Thank you. Please go ahead.

Mary Liz DePalma: Hello, everyone, and welcome to Air Lease Corporation's earnings call for the first quarter of 2021. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our CEO and President; and Greg Willis, EVP and Chief Financial Officer.

Earlier today, we published our results for the first quarter of 2021. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, May 6, 2021, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, May 6, 2021.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we may be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Thanks, Mary Liz. Good afternoon, everyone, and thank you for joining us.

More than a year has passed since the start of the COVID-19 pandemic, and we are beginning to see recovery in sight. We're optimistic that as vaccine rates rise, travel restrictions are eased and as countries work independently and collectively to develop initiatives to enable free movement, we will see a further resurgence of air travel. With that said, most of our airline customers are still grappling with the strain and limitations resulting from the ongoing pandemic. Today in our comments, I hope it will be clear how we are growing and further differentiating our platform, while also supporting our airlines and how we see that benefiting us as we move forward.

For the first quarter of 2021, we are reporting $475 million in total revenues and diluted EPS of $0.70 a share, down 7% and 40%, respectively, compared to the prior year's prepandemic first quarter. Our results this quarter were impacted by approximately $86 million of rental revenues we did not recognize in the quarter due to cash versus accrual basis revenue recognition and lease restructurings. Greg will walk you through more specifics in his remarks. We took delivery of approximately $600 million in new aircraft in the quarter, which is $200 million more than we originally anticipated. 87% of these deliveries by dollar value occurred in the last seven business days of March, providing minimal rental contribution for the quarter, but providing long-term rental contributions thereafter.

Our cash collections and lease utilization rate remained solid in the first quarter at 84% and 99.6%, respectively, albeit both slightly lower than what we saw in Q4. To date, we have agreed to accommodations with approximately 63% of our lessees, with deferrals totaling approximately $243 million. Importantly, however, our total deferrals, net of those that have already been repaid continues to improve. As of today, our net deferrals stand at $131 million as compared to $144 million as of our last call in February, and almost half of all the deferrals we have granted to date have been repaid. Our net deferrals represent less than 2% of our available liquidity at the end of the first quarter. Furthermore, our overall cash flow from operations actually increased slightly this quarter compared to last year's prepandemic first quarter. The pace of requests for rent deferrals and lease restructuring from our airline lessees has slowed meaningfully.

We remain fully committed to helping our airline customers get through this pandemic, and our customer relationships are growing even stronger because of our help and commitment. So in spite of short-term headwinds impacting our first quarter results, we remain long-term partners to the airlines, and our business is positioned to benefit. In many cases, airlines have differentiated ALC from peers by choosing to continue operating Air Lease aircraft while, at the same time, rejecting leases of other lessors and returning their aircraft. Other airline customers have chosen to defer their own orders and instead opt to lease aircraft from ALC, which will remain core to the airline's long-term fleet strategy for years to come.

Accordingly, we see accelerated demand for the aircraft in our fleet and order book as you've hopefully seen in our recent press releases, driven by airlines' focus to operate younger aircraft, a shift towards leasing, which now accounts for about half of the marketplace, and to focus on sustainability initiatives, which gears demand towards the new environmentally friendly aircraft contained in our order book. As such, our lease placements remain strong at 95% of our order book placed on long-term leases for aircraft delivery through 2022 and 80% through 2023.

So looking ahead, we technically have OEM-contracted commitments to take delivery of 64 aircraft in the remainder of 2021. But given continued OEM and pandemic delays, we currently expect to deliver approximately 44 aircraft, and that number could change. We expect a range of approximately $3 billion to $4.3 billion in aircraft investments for the full year 2021. As of today, we are anticipating approximately $1.2 billion of these deliveries to occur in the second quarter. We continue to evaluate supplemental aircraft investment opportunities outside of our order book that are profitable and makes sense for ALC over the long term.

We're pleased that 787 deliveries have resumed. And in the first quarter, we delivered one 787 to Air Premia in South Korea. And more recently, we delivered two 787s to China Southern in April. As you saw from our quarterly fact sheet release, we also delivered four 737-8MAX aircraft this quarter. As it relates to the recent grounding notice issued regarding the electrical power system on the 737 MAX aircraft, we did have 6 aircraft delivered to our customers, subject to this order. Boeing is working with the FAA to conclude the process required for operators to return the aircraft to service. The actual work involved to accomplish the mandated service bulletins is expected to take just a few days per aircraft. Until this process with the FAA is concluded, we may experience further delivery delays of the [737]. Despite these recent developments, we do have several customers who have expressed a desire to reactivate taking delivery of several MAX aircraft that we previously canceled with Boeing pursuant to our cancellation rights. We're working with Boeing and those airline customers to reactivate those specific deliveries under favorable pricing and delivery terms.

As to aircraft sales in our management business, we do anticipate a resumption of our aircraft sales program targeting the second half of the year. However, we anticipate our overall sales in 2021 will not reach prepandemic level. As always, we are taking a disciplined approach to sales, analyzing the aircraft portfolio sales environment and the contemplated gains on those sales as against keeping these good earning assets for a bit longer as they approach six to eight years of age. And as we advised last quarter, we are growing our aircraft management business nicely. In fact, in just a 100-day period, we sourced in the secondary market over $600 million of aircraft suited specifically for Blackbird Capital II, of which two delivered in the first quarter and the remaining aircraft will deliver over future quarters. Furthermore, we have entered into another management platform agreement with one of the previous investors in Thunderbolt to acquire aircraft and have sourced seven new aircraft for that investor through airline sale-leaseback transactions for forward deliveries. This is an additional attractive and growing management platform that dovetails exactly what we told you last quarter in mirroring or coupling sale-leaseback transactions with direct placements from ALC's order book. Most recent example of this was the placement of four new

A320neos with Volaris in Mexico, 2 from ALC's order book and 2 from sale-leasebacks, a transaction we announced on April 26.

And finally, as we look around the world, we are mindful of our social and environmental responsibilities, and we are taking active steps on these fronts. For example, while many countries and regions are still suffering, who on this call has not felt heartbroken at the human suffering and death happening in India at this time due to the COVID-19 virus? The scope and magnitude simply defy description. As such, I'm proud to announce that ALC is donating $100,000 to the relief efforts in India. We are expanding such initiatives. In fact, our ESG committee has several projects and efforts under consideration that we believe will further aid our planet and the human condition.

And with that, let me turn the call over to Steve for additional commentary. Steve?

Steven F. Udvar-Házy: John, thank you very much.

Over the last decade, Air Lease has focused on growing our company organically to now over $25 billion in assets, and our fleet and order book are comprised of the aircraft we personally selected. There's been a lot of attention in recent weeks to size and scale and to interplay that with our ability to deal and negotiate with the manufacturers and airlines. There is not one right answer for what is the right size for an aircraft lessor. But what has been validated during the pandemic is that ALC has the asset strategy that aligns to the industry needs and desires.

And that our existing fleet size and order book, together with our deep knowledge of the assets and fleet planning expertise and the relationships that we've built over multiple decades, makes us a valued partner to our customers and the OEMs. And this gives us tremendous confidence in our future.

Looking at the airline landscape. As you can take away from the daily headlines at recent public reporting from us and many other companies, the current operating environment is very dynamic. While deferrals and restructuring agreements are not ideal in any environment, we are pleased to say that it is clear from our conversations that airlines want to keep our aircraft as the backbone of their fleets. And as such, we are working together to come to commercial arrangements on how to proceed.

Not every leasing company is in the same advantageous position as ALC in this regard, and it is an important differentiator in this type of environment. We remain very focused in the coming months and years as the outlook for the return of air travel driving airline decisions today. Even though many countries are still trying to gain control of the pandemic, we are moving in the right direction in comparison to where we were a year ago.

For us here in North America, there's no better example than what we're seeing on the heels of increased vaccination rates. In the United States last year, at this time, TSA was seeing below 200,000 passengers a day. And as of this last Sunday, the TSA had over 1.6 million passengers pass through their security checkpoints. And this is with very limited international and business travel.

We believe that this will be further propelled if vaccinated Americans can travel to the EU this summer, as was mentioned by the President of the European Commission a few days ago. Outside of this broader announcement, while certain parts of Europe are still under vast restrictions, we are beginning to see individual countries change course selectively and carefully, announcing dates for reopening subject to negative test results prior to entry, in some cases, vaccination and other criteria.

For example, Greece recently announced that it is reopening its doors to COVID-free tourists from more than 30 countries as they take the so-called baby steps back to normalcy. We recently heard from our friends at United, Delta and American that they will be introducing flights to capture the pent-up demand for travel to many of these destinations that are opening up.

We've seen similar announcements from countries like Iceland, allowing tours from certain countries and Croatia, allowing vaccinated travelers that are incoming. Outside of Europe, places like Israel and selected countries in Asia have also announced that they will allow limited groups to start arriving at the end of May and early June, subject to certain requirements. Countries are also working bilaterally to find ways to allow the flow of air travel despite of the pandemic.

For example, in mid-April, Australia and New Zealand opened a quarantine-free travel corridor. And you're hearing similar agreements being discussed by other countries. For instance, the United Kingdom and Israel have mentioned a possible green travel corridor, while similar talks are now in process between the U.S. and the United Kingdom. In addition, countries are exploring ways to digitize and simplify proof of COVID-19 vaccination or negative test results or both, sometimes referred to as a vaccine passport. This scheme would allow travelers to satisfy entry requirements more easily.

We believe that these initiatives and others will be vital to restoring intercontinental leisure travel and gradually business travel as the year progresses. Importantly, as the world emerges from the pandemic and people can travel more freely, many millions will have the means to do so. It was recently reported that consumers around the world had accumulated an extra $5.4 trillion of savings since the pandemic has begun, and we've heard executives across a broad spectrum of industry discussing pent-up demand that they believe exists.

Since our last call alone, we have delivered a number of aircraft customers around the world who are modernizing their fleets and rightsizing their fleet composition in anticipation that air travel will recover over the coming several quarters. For example, John mentioned the two 787-9 aircraft that we recently delivered to China Southern and Air Premia in Korea took another 787-9s. In addition, we delivered the first of what will be five new 737 aircraft to Belavia, the national carrier of Belarus. These aircraft will replace the airlines aging Boeing 737-300 and 737-500 aircraft.

We also delivered our third 737-8 to Cayman Airways in the Caribbean, the national flag carrier of Cayman Islands, which is retiring its last 737-300 aircraft and replacing it with our new 737-8 model, and the first of which, ten 737-8 aircraft that we just delivered to Blue Air in Romania. Blue Air is a ULCC carrier in Eastern Europe, which is also accelerating the retirement of their classic fleet of 737-300s and 500s in favor of more environmentally friendly and economic narrow-body aircraft.

On the Airbus side of the equation, we delivered one new A321neo LR aircraft to Air Astana, the flag carrier of the Republic of Kazakhstan. This is the airline's fifth new A321LR [on lease] from ALC. In addition, we delivered one new A321neo LR also to Air Arabia, which is now operating six A321-200neo LRs on lease from ALC. These illustrate examples to show a broad range of customers taking delivery of our aircraft and how they are utilizing these aircraft to adjust and modernize their fleets.

Looking forward, we're also starting to see an uptick in lease rentals on certain desirable aircraft types, particularly the A321neo, of which ALC is the largest order book of any aircraft lessor. The A321neo and its longer-range variants, the A321LR and soon to enter service, the XLR, are taking the place of smaller twin-aisle aircraft on transatlantic and intercontinental medium-haul routes, in addition to expanding basic route networks of many LCC and ULCC operators.

We have also placed our first 15 Airbus A220-300 aircraft from our 50 aircraft firm order of that type. Our A220 deliveries will commence in the second quarter of 2022. While wide-body aircraft remain somewhat challenged, let me emphasize what I said at the beginning of my remarks. Specifically, that our young, fuel-efficient aircraft have a definitive advantage and that a number of airlines have kept our wide-body aircraft as the backbone of their wide-body fleet at the expense of other lessors.

Recent examples include Aeromexico, Malaysian Airlines and Virgin Atlantic. Our forward placements and deliveries of wide-bodies are proceeding on track with airlines such as Delta and a number of international carriers. In fact, ALC only has one unplaced A330neo from our order book and a very small number of A350s and 787s, which are now in process for future placement.

On the used aircraft side, our young fleet of 777-300ERs and A330-200s and 300s remain well placed with our customers, with only a modest number of lease expirations in the next 12 to 24 months, all of which are manageable. We've also successfully extended the leases on a number of our 777-300ER aircraft in the last six months.

Finally, let me add one additional comment to John on the 737 MAX program. The recertification of the MAX by China and Russia is still pending. China, in particular, is a very large marketplace for the 737 family and the MAX. Russia is also an important customer in this regard. Recovery of the Boeing 737 program will not be complete until these countries certify and can obtain clearances to operate the 737 MAX in their country and for overflights.

ALC has several 737s on future delivery where our lessees require Russian and/or Chinese certification. ALC remains fully committed to the 737 program, but I do feel compelled to point out that these remaining obstacles, including the very frustrating current grounding, need to be overcome by Boeing with haste.

The progress of U.S.A. and European summer traffic growth will also play a role in the pace of new 737 absorption by airlines for the remainder of 2021. The U.S.A. looks well positioned for domestic summer travel recovery, while the extent of Europe aircraft and traffic recovery over the summer remains less certain. But in the next coming weeks, we will have more visibility on that.

I know it's been a long year and that the longevity of this pandemic has exceeded all expectations. However, I'd like to point out that I firmly believe that like other downturns in our industry, which has been experienced, recovery will recur and, in fact, is occurring in phases by domestic and international travel, by country and by region.

We at Air Lease Corporation have not underestimated the impact of the pandemic, and you are seeing that in how we are managing our business and dealing with our trusted airline customers. But at the same time, we're also not losing sight of what lies ahead and how we best position our business for the months and years to come.

And with that, I will turn the call over to Greg Willis, our Chief Financial Officer, to provide you more detail on our financial results.

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone. Let me expand a bit on the details underlying our financial results for the first quarter.

I'd like to remind everyone that for comparison purposes, the first quarter of 2020 was relatively unaffected by the COVID-19 pandemic. As you would expect, the following COVID-related factors have continued to impact our performance in the first quarter of 2021. As John mentioned, revenues were impacted by $86 million from the lease restructuring agreements and cash basis accounting, of which $49 million came in from lessees on a cash basis, where the lease receivables exceeded the lease security package and collection was not reasonably assured.

This compares to $25 million in the third quarter and $21 million in the fourth quarter of last year. In total, our cash basis lessees represented 15.3% of our fleet by net book value as of March 31, as compared to 7.8% as of December 31. The increase in rental revenue not recognized for the first quarter was primarily driven by a few customers with whom we are working towards reaching a resolution.

Although we will not be going into details on these specific customers, it is important to note that one of our larger customers in this group has committed that they will repay our receivable balance. I want to reiterate the fact that we are receiving cash payments from all of our cash basis lessees and that a majority of them are in some form of restructuring, and have expressed that they desire to keep our aircraft. We remain hopeful that the remaining lessees will emerge from their restructurings in the not-too-distant future and that we can return to recognizing revenue on an accrual basis.

It remains very difficult to predict the cash collections from these customers. And notably, the first quarter was more challenging than we expected. However, we continue to believe that this recovery will be closely tied to improving passenger traffic and rising ticket sales. The remaining $37 million is from lease restructuring agreements, the majority of which went into effect in 2020. Our lease restructurings are focused on situations where we believe the merits of the restructurings, including lease extensions and other considerations, outweigh these associated adjustments being made.

Our total deferrals, net of repayments to date, is approximately $131 million, of which is down 9% from $144 million as of our last call in February. Since our last call, repayment activity has continued, with total repayments of $112 million or 46% of the gross deferrals granted and is reflected in our operating cash flow. I also want to reiterate that we believe our accommodations remain manageable relative to our liquidity position.

A final note regarding aircraft sales was that we sold no aircraft in the first quarter of this year as compared to three aircraft that we sold in the prior year as part of our Thunderbolt III transaction. As John indicated, we anticipate the resumption of our sales program at a reduced scale during the second half of the year.

Turning to expenses. Interest expense increased year-over-year, primarily due to the rise in our average debt balances, driven by the growth of our fleet and an increase in our liquidity position, partially offset by a decline in our composite cost of funds. Our composite rate decreased to 3% from 3.2% in the first quarter of 2020. Depreciation continues to track the growth of our fleet, while SG&A remained relatively low compared to last year, down 5%, representing 5.7% of total revenues.

The primary driver here is the continued low operating and transactional-related expenses, which continue to remain constrained in the current environment. While this quarter's results continue to be impacted by the pandemic, we do see light at the end of the tunnel. Despite the current stresses in the marketplace, we continue to generate positive margins and returns on equity, which should improve as our customers come off cash basis as the world continues to recover from the pandemic.

Turning to capital allocation. We have maintained our dividend policy and our Board has extended our share buyback authorization of $100 million through the end of December 2021. Although we have not repurchased any shares to date, we continue to look at the best opportunities to generate long-term results for our shareholders by evaluating all of our capital deployment options.

Lastly, I want to touch on financing, which continues to provide us a significant edge over our competition. We are dedicated to maintaining an investment-grade balance sheet. Utilizing unsecured debt is our primary form of financing and have $23.7 billion in unencumbered assets at quarter end. And we ended the year with a debt-to-equity ratio of 2.5x.

In addition to the senior unsecured note issuances we completed in January at a record low of 0.7%, we returned to the preferred market in February for our second raise in the space, issuing $300 million of perpetual preferred stock at a rate of 4.65%. Preferred equity is attractive as a component of our overall funding mix, offering favorable rates for long-term capital in support of our fleet growth, funding diversification and favorable rating agency treatment.

Finally, as just announced last week, we extended the final maturity of our bank revolver to 2025 and upsized the facility by an additional $200 million, bringing our total revolving unsecured line of credit to $6.4 billion. We continue to anticipate maintaining elevated levels of liquidity until the broader aviation market recovers, and we are well positioned for opportunistic aircraft investments as opportunities arise.

As mentioned, ALC continues to have a robust liquidity position with $7.5 billion of available liquidity at the end of the first quarter and continue to access the investment-grade markets. As we have always commented, our investment-grade credit ratings are sacrosanct to us. And you have seen our commitment to the investment-grade rating via how conservatively we run our business.

With that in mind, we are pleased to report that in early April, S&P reaffirmed our BBB rating and changed our outlook to stable from negative. As I shared in the past, our balance sheet was originally designed to support $6 billion in aircraft investments annually, and we are well above what we anticipate taking in 2021, leaving us plenty of dry powder to explore further opportunities.

Before I conclude, I would like to note that we expect to file a new shelf registration statement in the upcoming days to renew our expiring shelf. To be clear, this upcoming filing is being made to renew our existing shelf that expires under SEC rules next week. Consistent with previous filings, the new shelf will primarily allow us to continue to make opportunistic bond issuances.

And with that, I will turn the call back over to Mary Liz for the question-and-answer session.

Mary Liz DePalma: Thank you, Greg.

This concludes management's remarks. (Operator Instructions)

I'd like to now turn the call over to the operator to open up the line for the Q&A.

Q&A

Operator: (Operator Instructions) And our first question comes from the line of Moshe Orenbuch from Credit Suisse.

Moshe Orenbuch: Great. I was just hoping, Greg, if you could just talk a little bit about whether any of the effects of those changes from the lease restructurings kind of carry into future quarters? You mentioned the leases themselves were restructured in 2020. So maybe just kind of give us a little primer on the accounting and how that works and what that will mean for your second quarter and the future?

Gregory B. Willis: Yes, sure. The lease restructurings are basically lease extensions at a lower rate that shows up in our yield and I would expect that number to continue on in the future. The cash basis, we anticipate trying to recover as much of that as possible, and we don't see that continuing.

Obviously, the number should get smaller as time goes by. But we definitely intend on recovering as much of that cash basis number as possible.

Moshe Orenbuch: Got it. So as we think about the progression in the second quarter, those lease restructurings are likely to continue, but not increase. And then you would expect to have some degree, perhaps, of forward progress kind of eating into those deferred balances. Is that the way to think about it?

Gregory B. Willis: I think that's fair. Obviously, anything can change, but that's how we're thinking about it today.

Operator: And our next question comes from the line of Catherine O'Brien from Goldman Sachs.

Catherine O'Brien: So a question just on some of the incremental opportunities out there. Last quarter, you noted that the economics in the sale-leaseback market were improving, but this quarter didn't make any incremental acquisitions, at least on the AL balance sheet or in the secondary market more broadly. Is this a reflection of a change in the market dynamics or any change in your view on the financial recovery of the global airline industry or something else at play?

John L. Plueger: No, I wouldn't read too much -- this is John. Thanks, Catie. I wouldn't read too much into not buying additional aircraft for one quarter, that's just far too narrow of a time focus. We look at this broadly year-to-year. And every year, we've bought additional incremental aircraft. And it's not been every single quarter we've done so. So, I wouldn't make too broad assumptions about a change in the marketplace, et cetera. We're just very selective on what we buy and add to our balance sheet.

Catherine O'Brien: Got you. So maybe more just the timing of acquisition impact than any change?

John L. Plueger: Yes.

Catherine O'Brien: Okay. Got it. And then on the high number of aircraft that you have signed up to get delivered out of your 2022 and 2023 order book. Could you just give us a feel for like what the conversations with those airlines are like?

Are the vast majority of those conversations there like beating down your door, can't we take an aircraft? Are there still any that are a little bit nervous about taking an aircraft at this point? Would just love some color on what the tune of those conversations are.

John L. Plueger: Steve?

Steven F. Udvar-Házy: Yes. Thanks. It's a good question. I would say that if you look at our lease placements for the remainder of '21, '22 and say, the first half of '23, it covers a very broad spectrum. It's almost like a kaleidoscope of airlines. It includes some global network carriers, continental carriers that are among the top ten airlines in the world. It includes smaller regional-oriented airlines that want single-aisle aircraft.

It includes transatlantic carriers. It includes Pacific Asian carriers. We have done a number of transactions recently in Latin America. We've done a number of deals in the U.S. So it really covers the wide spectrum of airlines that are basically replacing aircraft that they deem less economic or uneconomic as they look forward.

And I think the vast majority of these placements are actually upgrading the quality of the airline fleets, both from an operational reliability point of view, environmental suitability point of view and also a lower cost of operating these aircraft in terms of fuel burn and maintenance costs and customer appeal.

So, the widely diversified customer base that we have and the fact that we are focused on the most desirable new aircraft, has given us this wide swath of airline customers on a global scale, rather than sort of packing and focusing in only one region of the world. And this is really going to carry us very nicely in the coming years because it's going to boost our rental revenues, mostly with very stable airlines that have shown a real strength in the recovery cycle out of this pandemic.

Catherine O'Brien: Understood. If I can maybe just sneak one quick one as a follow-up to Moshe's question on the restructuring impacts. Is any of that temporary based on maybe like some shorter-term power-by-the-hour agreements? Or is that all -- that's kind of going to be stable over the life of these leases?

John L. Plueger: Well, generally speaking, our restructurings take a lot of different forms. We do have restructurings, for example, with several carriers that say, okay, for the remainder of '21, you can lower your lease payments X amount of dollars or X amount of percent, but you extend the lease terms thereafter.

So, the restructurings are very individually driven. They don't always necessarily go out for years and years. I've just given you one example of a couple of cases where we said, okay, for the rest of this tough year, you can cut your payments to us, but we want it at the normal rates at the back end. So, it's hard to characterize.

But generally speaking, as Greg indicated, when we restructure rent, it's usually because we're taking something less today to get something more tomorrow in the form of lease agreements. But I would pause by saying that forever, all of them are lowered rents for the next three, four, five, six, seven years. Oftentimes, there is a limited period of time, which we're giving breathing room effectively to our airline customers. And then in some cases, the rental rates snap back after a certain period of time.

Steven F. Udvar-Házy: And just to add to John's comments, we've had several instances recently where we made some small adjustments in lease rates for a temporary period to our airline customer. But one of the conditions was that they would also take new incremental aircraft from us that we'll deliver in the future. And so we traded off a little bit of yield on our current portfolio with that airline, but then augmented that with new aircraft at attractive yields that we'll be delivering in the next 18 months.

So, we try to create an equilibrium where it's a win-win situation for the airline and also provides Air Lease with long-term cash flows on additional incremental aircraft.

Catherine O'Brien: Got it. So a lot of interesting thing going on below the surface.

Operator: And our next question comes from Jamie Baker from JPMorgan.

Jamie Baker: So it looks like lease rate factors for sort of commoditized sale-leasebacks are already back down below the 0.6 monthly lease rate level. So considering this, if there's this flood of capital going after sale-leasebacks, should we assume that for Air Lease, that Alaska-type transactions are mostly a thing of the past and the vast majority of your business from here will simply be placing the order book?

Steven F. Udvar-Házy: Well, the Alaska transaction was placing from our order book. We placed 13 new 737-9s on 12-year leases with Alaska. And as part of that deal, we bought ten A320s that they inherited from the Virgin America merger, and we leased them back only on a short-term lease, only on a short-term lease until they get delivery of the new aircraft. So, I would not classify that as a classic SLB.

Jamie Baker: Good point.

John L. Plueger: I would also add that as we look forward here, I made a big point in my prepared remarks about our management business. There are investors out there that are willing to take lower or significantly lower returns than we might be able to take. But we actually harvest an advantage from that because we're able to get management fees, good management fees for the period of that time, that overall enhance and provide a bit of a gravy to our overall earnings and revenues.

And so, that's one of the reasons why we're coupling a lot of these initiatives with our management business because there are investors out there. At the same time, I would stop short of saying forever more, ALC itself is out of the sale-leaseback business.

For example, Steve just gave you -- the prior question, an example where we place additional aircraft as a result of lease restructuring. Well, the same can be said, as you see, from a number of examples for sale-leasebacks going forward. So therein lies a blend in the art that our own order book is very, very attractively priced and provides good economics. And maybe we would blend that with some forward lease transactions that although those leaseback transactions themselves might be on the lower end – as you're talking about – the blended deal with our own lease placements is well above the line.

So, a long way of saying that combined with our own business, supplementing with the management business that we get fees on that sort of thing, and there's a lot of investors that are happy to take smaller returns, we feel like we've maximized our position.

Jamie Baker: Okay. That answer is very helpful. I appreciate it, both of you. And second, and I'm going to embarrass myself here, so part of my tax ignorance, but have you seen anything in the language of the Biden proposal that might have any impact on Air Lease? I know the proposed changes to 1031 exchanges. But that's not leasing, that's real estate. But conceptually, when I was reading about it, it sort of sounded a little bit similar to what lessors do, the depreciation shield and everything. Anything that has jumped out from any of the recent proposals from Washington?

John L. Plueger: Greg?

Gregory B. Willis: Yes, that's fine. I was just going to say there's so many proposals out there, and it's really tough to figure out which of those is going to make its way through. Obviously, we're monitoring it pretty closely. And I wish we could shed some light on it. But obviously, we're watching rate and anything that would have a potential impact on our business.

Operator: Our next question comes from the line of Helane Becker from Cowen.

Helane Becker: So my first question is a point of clarification for Greg, I think. Is this quarter's cash accounting representative of the new run rate? Or should we still be thinking lower numbers going forward?

Gregory B. Willis: That's a great question. Right now, it's a little too soon to say where it's going to be next quarter in terms of cash accounting. Obviously, we're working really hard to collect as much cash from our customers and working on restructuring agreements with those in that category.

But right now, it's really just too soon to say. And the broader comment I can layer on is as the world gets better, I would expect naturally that number to come down.

Helane Becker: Great. Great. I would think that, too. And then as you think about -- this is probably a follow-up for you, too. As we think about adjusted pretax margins, when all your customers are back in good standing. So let's say, one year from now maybe or 1.5 years from now, would pretax margins be at or above pre-pandemic levels?

Gregory B. Willis: I think a lot of that depends on the volumes of sales we'll be doing, too, right? The reason we like pretax margin, pretax ROEs because I think it factors in all the important components of the business: the buy, the sell, the lease, the management fees, the SG&A load.

Clearly, we're going to be pushing as hard as possible to get it back to where it was. But a lot of it depends on where the interest rates are, our sales volumes and the like. So short of giving you guidance as to where we're going to be, I probably can just leave it there.

Steven F. Udvar-Házy: Yes. The one other comment I have, Helane, is that most of the aircraft that are delivering in the next 36 months that we already preplaced were negotiated -- the lease rates and the economics of those leases were negotiated prior to the pandemic. So it's really important for Wall Street to understand that these new deliveries that are taking place are not at distressed levels, they were negotiated under fair, arm's length structures prior to the pandemic. A lot of them were negotiated in 2018 and 2019. So once these aircraft deliver and they are now delivering, as

John and Greg mentioned earlier, they will make very, very positive contributions to our bottom line and our revenues.

Operator: Our next question comes from the line of Ron Epstein from Bank of America.

Ronald Epstein: How should we think about the third of the customers that you haven't agreed upon with an accommodation yet? I mean kind of where do we go to from here?

And kind of following up on Steve's answer, the answer you just gave. So, none of the leases that were agreed upon pre-pandemic have been revisited by any other customers?

John L. Plueger: So let me hit that first -- or let me hit your first question first, Ron. You may not have caught up, but in my remarks, I said that the rate of deferrals and lease restructuring requests has reduced meaningfully, and that has been the case.

So in terms of where do we go from here, all I can report is what I have reported. And that the pace of those requests has decreased, I'm sure we will have some more. But clearly, we have moved into a totally different space than where we were six, eight months ago, nine months ago, in a major way. So I just think, suffice to say, that those have dropped significantly. And we're focusing, as Greg mentioned, now on getting repaid.

And as to the forward placement side, as Steve indicated, we really had pretty good consistency in customers living up to their pre-COVID lease rate agreements. I'm just searching my own memory here and just thinking as much as I can on the spot about where we might have made an adjustment here or there. And maybe there's one or two examples, but I just can't think of them off the top of my head. So largely, I would say, stop short of saying every single case, but I think it's pretty close to it. Those lease rates have been preserved.

Ronald Epstein: Got it. Got it. And then have you guys had in any of the restructuring, or in any of the short-term help you've offered some customers had to do anything on like a utilization basis?

Steven F. Udvar-Házy: Very limited. We don't like power-by-the-hour. We're not an Uber-type operator. And generally, where we've done a modest, very short-term PBH, power-by-the-hour, we absolutely require a minimum level of utilization or a floor. So, we're not going to expose ourselves to a pure power-by-the-hour type structure where there's no guarantee of any flying.

So even if the airline flies less than the minimal number of hours required on the lease, they have to pay the number of hours that creates that minimum floor. I mean that's just the company policy.

Ronald Epstein: Got it. Got it. Got it. That makes sense. And then if I may, just one final one. You mentioned that you're seeing some lease rate strength on A321 aircraft. I would assume that's going to flow through the XLRs, too, when they start getting delivered. Do you think you have enough of those? I mean are you going to need more of that airplane type or something that fits that segment in the market?

John L. Plueger: Well, look, we were a launch customer on the A321neo LR. We were the launch customer on the XLR neo]. And so by our orders, I think you can suffice to say that, that's a really core part of our order book.

And so as the industry continues to recover and as we look forward, as Greg mentioned in his remarks, it's part of our capital allocation decision. And we will continue to order aircraft as facts and circumstances and time and capital allocation discipline dictate. But certainly, that type has proven to be a very, very good aircraft investment for us. And you could just see it throughout the fleets of the world and the popularity of how the 321neo, in particular, has really risen over the last couple of years. And even accelerating now with the LR and the XLR.

Operator: Next question we have on the line comes from the line of Vincent Caintic from Stephens.

Vincent Caintic: So first question is a follow-up on this restructuring discussion. So when we think about the deferrals you have now and the cash accounting, I guess I'm wondering how to think about that in terms of restructuring. Is that sort of like an avenue where we should be expecting maybe longer lease terms, but maybe a little bit of a discount on the lease rate as you work through the cash accounting and maybe some of the remaining deferrals? Or is there other -- sort of maybe if you could discuss how the deferrals and the cash accounting are reaching their resolution, what sort of plans there are?

John L. Plueger: Greg?

Gregory B. Willis: Yes. I would expect that as time goes on, we'll collect more of that deferred balance, right, as we've had a great track record in doing so. I would expect some of that cash accounting number to get moved into the deferral bucket and to be repaid over time and to your point, with extended lease terms.

So, I think that's how I see it working out. And clearly, I think we've made a lot of comments on the call about how we see things improving and the world getting better. So as that happens, I would expect that to work itself out.

Vincent Caintic: Okay. Great. And then the follow-up is on the -- so certainly, a lot of activity and lease placements going forward. And it's encouraging to actually hear reactivating some of the 737 placements as well. As you're having the discussions with the airlines and signings, are the lease rates and the lease, the structures, terms and so forth, are they coming back to pre-pandemic levels? Maybe any color you can give on the things that you're signing going forward?

John L. Plueger: Steve?

Steven F. Udvar-Házy: Yes. I mean that's a very broad question. And let me put it this way, vis-à-vis the 737 situation because of the delayed deliveries of the aircraft, in some cases, 1.5 years delayed, we have actively and proactively worked with Boeing to restructure the economics of our purchase agreements on the 737s. So, to the extent that there may have been some erosion in lease rates of unplaced 737s because there has been a reset in the market lease rates on 737 MAXs, we have adjusted our acquisition costs accordingly.

So that combined with what Greg touched upon earlier, is that our average cost of financing has dropped, for example, from 3.2% to 3% on a portfolio basis, means we're paying less for the aircraft than we would have paid for pre-pandemic, and we're borrowing the debt capital to finance those aircraft at a lower rate than pre-pandemic.

So hopefully, through our astute management and experience, we can kind of neutralize whatever erosion we've had on lease rates with lowering the acquisition cost, which then reduces our depreciation expense for many, many years to come, combined with a reduction in our debt expense. So that's been the goal of our marketing team: to find solutions where we can capitalize on the lower acquisition costs and still offer the airlines an attractive lease proposition.

John L. Plueger: And let me just add, don't forget about the growth of our management business. Those just give us very nice fees. They're still not huge, but these are really nice supplemental earnings that, if you will, supports the margin build back. And some of the compression we've had, we've seen over the past year or so in this pandemic. So just the management business does nothing but add to that.

Vincent Caintic: Great. And actually, maybe a question on the management business. Can you talk about how the investor appetite has been maybe for new funds and so forth? It seems like interest rates have been low for a while. It seems like it might still be low for a while. And gains on sales of other different asset classes have been really strong.

So just kind of wondering -- your discussions with your investors who might be interested in that, what sort of -- what are they looking for? Is there more investment opportunity for this management?

John L. Plueger: Yes. Look, I think we've got a pretty good appetite from investors. As I indicated, we're kicking in to gear our sales platform, and I'm optimistic that you will see in the second half, hopefully, starting in the third quarter, some evidence of that now moving forward.

There are a lot of investors that want to -- that want us to manage and source aircraft for them. And we just announced or we just told you, we just added a new platform. So, I think the investors are there. They continue to be, I think, bifurcated as to type. We still have a few that are looking at end-of-life aircraft, and we don't really have any of that to discuss about or with.

And we have the other side, which they'll take lower lease rates, but they want better credits. And we have the intermediates who say, no, we'll take a balance. We'll take some midlife aircraft. We think there's good value there as airlines are still looking for really low-priced, attractive equipment to financially bail themselves out.

So I would say we have a spectrum there. But it remains to be seen how that field unfolds. But I feel pretty good, overall, looking at that landscape for the rest of the year.

Gregory B. Willis: Yes. John, just to add to that, I think the demand in that space is pretty high, and that's being fueled by the return of the bank market. It just seems like there's a lot of bank capital chasing a lot of these guys to provide financing to, to buy airplanes. So I think that market is wide open. And I think that works really well for us. We're doing more managed vehicles. And I think it works really well for us to sell aircraft, too. So I think that's a very positive dynamic for us.

Operator: And our next question comes from the line of Ross Harvey from Davy.

Ross Harvey: In terms of the forward order book, can you comment specifically on the aircraft that you had already placed pre-COVID? I'm wondering have you renegotiated the rates on any of those, just to ensure the kind of smoothest delivery? Or were there airlines where maybe you moved the delivery to the right, but you might have sought a positive effect on the lease rates? I'm just keen to understand if there's been any changes on those.

John L. Plueger: Steve?

Steven F. Udvar-Házy: We've had very little delays instigated by the airlines on the forward deliveries. And as I mentioned in my earlier response to another question, we have absolutely limited the amount of changes to these pre-COVID contracts for future deliveries. So we have resisted that, and we're working with our airline customers to make sure that these transactions stay solid and they are what they are.

Ross Harvey: Okay. Great. And maybe a more general one, if I can. I mean we obviously seem to be through the worst of the pandemic, and overall, you've clearly traded fairly well through it, alone for some of the difficult issues –really all planned – on transitions and sales and whatnot.

I'm just wondering as you kind of strategize for that post-pandemic phase, are there any aspects of the business that you might look to adjust in terms of maybe aircraft sourcing or the size of the management platforms or how you obtain some of the debts or strike lease agreements? Just anything that has come up as something that you might look to change in the future based on the experience of this pandemic.

John L. Plueger: Well, let me just jump in to answer that right off. Look, the industry has been going through a very troubled time. But frankly, I mean, not to pat ourselves on the back, but it's been the very platform that we've devised and developed since we started this company that's led us through this. And if anything, I would say it underscores exactly that we've done much more right than we've done wrong.

And so we don't foresee any major changes to our playbook, as to how we finance ourselves. We just enjoyed some of the cheapest financing we've ever gotten as a company and had a negative outlook removed by S&P. So from the selection of the aircraft types that we have, we mentioned we launched customers for the 321LR and XLR and other aircraft types. I mean it's by this very engineering that we think we've been able to weather pretty through. So why change it?

Steven F. Udvar-Házy: Yes. I mean I just want to echo what John said, that the clear demonstration of our asset quality as compared to our peers is that we've had no impairments or write-downs of our aircraft since this company started in 2010, 11 years ago. So you can compare that to our peers, and you get a vastly different result.

So, I think management has navigated through this crisis because the foundations for our success were laid long before the pandemic started. So relative to other lessors, I think we've had to make fewer adjustments to our game plan.

Ross Harvey: Yes. And I might just squeeze in a third, if I may, because you mentioned the peers. I'm just wondering, one of your peers mentioned that they were looking to get possibly 60% to 70% of the cash accounting effect reversed, that they might recover that in the medium term. I'm just wondering, is that a good starting point when we think about you? Or given what you've seen so far, do you expect to reclaim maybe more than that?

John L. Plueger: I think at this time, we're just announcing our first quarter, I think that's a bit premature. I mean I'd like to give even a more optimistic number, but we're conservative by nature, and I just think we need to see that unfold.

Operator: And the last question we have in queue comes from the line of Koosh Patel from Deutsche Bank.

Koosh Patel: You mentioned you're beginning to see the lease rates rebounding for the Airbus A321neo aircraft. How did those the rates and the demand for the aircraft compare to what you were seeing pre-pandemic? And is there any lead through to extrapolate the trend to other aircraft types as well? Or is this something specific to the A321 model?

John L. Plueger: Steve?

Steven F. Udvar-Házy: I think we just pointed to the A321neo as an example of an aircraft type that has gained popularity for two reasons. One, it's an airplane that sits into the airline demand picture very well in terms of size, performance, operating cost. But we don't want to say that the A321 is at this level and everything else is at a different level. I think we just used the A320 as an example of how an asset type has performed quite well through the pandemic. But we have other aircraft types: A350s, 737-800s, our A320 and A321ceos, which generally are younger than many of the other lessors. They actually performed very well and continue to perform very well.

So as I said, we just used the A321neo as sort of an example of an asset that has performed very well, but that's not to demean the other assets that we have that have performed well. Our focus on the smaller- and medium-sized wide-bodies has been a real positive. We have a strong presence in the A350 market, in the 787-9, 787-10 marketplace. We don't have any more 777s on order.

So, I think even our wide-body fleet is very well positioned and well placed with a diversified group of customers. And as I said earlier, we're doing everything we can to preserve the commercial terms that we have bargained for with our airline customers.

Koosh Patel: Yes. Okay. That makes sense. And then I guess what are the factors that would lead you to go back to the OEMs and add to the order book? And I guess to add to that, if you were to go to do that, what's kind of the timing of delivery slots that might look most attractive to you right now?

John L. Plueger: Well, I think we've said several times, this is a matter of capital allocation, and that's something we look at every single quarter quite a bit. Look, it's a balance between how much we've already got placed of order book. Over half of our order book is already placed. How we see the recovery trends and there's still some uncertainty in that regard. We're keeping an eye on certain customers that would be natural recipients of forward order book to make sure they get it okay.

So, it's a little premature to say we're going to buy aircraft next quarter or the other. In many ways, there's no difference pre-pandemic. We buy aircraft at the time and the pricing in the place that we think is right. And so I think it's also safe to say that these conversations are part of our normal monthly, weekly dialogue with the manufacturers. And all I can tell you is, as we've always done, when the time is right, we'll do so. But I think it's fair to say we've also been a very conservative company, and our ratings reflect that.

So, we'll just be probably a bit more cautious looking forward to make sure that the pandemic recovery is on the track that we think it is. But we're not averse to ordering aircraft at any particular time if we think the pricing and the terms are right.

Operator: And at this time, there are no more questions in queue. I'd like to turn it back over to Mary Liz DePalma.

Mary Liz DePalma: Okay. Thank you, everyone. That concludes our call for today, and we look forward to speaking with you again after the conclusion of the second quarter.

Operator, thank you so much, and you can now disconnect the line.

Operator: This does conclude today's conference call. You may all now disconnect.